Exhibit 4.09

THIRD AMENDMENT

TO THE PROMISSORY NOTE DATED SEPTEMBER 19, 2018

THIS THIRD AMENDMENT TO THE PROMISSORY NOTE DATED SEPTEMBER 19, 2018 (“Amendment”) is made and entered into as of this August 10, 2020, by and between BIOLARGO, INC., a Delaware corporation (“Issuer”), and VERNAL BAY INVESTMENTS, LLC (the “Holder”), with respect to the following:

WHEREAS, Issuer issued to Holder a 12% Promissory Note dated September 19, 2018 due January 5, 2019, in the original principal amount of $280,000, instrument number 33146 (the “Original Note”), as consideration for $280,000 cash received from Holder on such date, and a stock purchase warrant;

WHEREAS, the maturity date of the note having been extended multiple times, on August 12, 2019, the parties (i) acknowledged the outstanding principal ($338,800) and interest ($41,200) due at that time; (ii) agreed to amend and restate the note to a one-year note with a 25% original issue discount, in the new principal amount of $475,000, due August 12, 2020, and convertible by the Holder at $0.17 per share; and (iii) agreed that Issuer would issue to Holder a stock purchase warrant allowing for the purchase of 2,095,588 shares of common stock, expiring August 12, 2024.

WHEREAS, Holder desires to convert a portion of the note, and extend the maturity date of the note, and as consideration, Issuer agrees to issue shares and extend the expiration date of the Holder’s warrants, as set forth herein.

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.    Adjustment of Conversion Price. The Parties agree to adjust the Conversion Price in the Note to $0.14 per share, effective as of the date of this Third Amendment.

2.    Conversion of 25% Principal. Holder hereby agrees and requests to convert $118,750 of the principal of the Note into 848,214 shares of Issuer’s common stock, at a conversion rate of $0.14 per share, as set forth in Section 4 of the Note. Issuer agrees to promptly issue the shares.

3.    Conversion of Interest. Holder acknowledges that as of the date of maturity, the Note will have accrued $23,750 in interest. Holder hereby agrees and requests to convert $23,750 of interest of the Note into 169,643 shares of Issuer’s common stock, at a conversion rate of $0.14 per share, as set forth in Section 4 of the Note. Issuer agrees to promptly issue the shares.

4.    Extension of Maturity Date. Holder and Issuer agree to extend the maturity date of the Note by one year, to August 12, 2021.

5.    Consideration. As consideration for the foregoing,

a.    With respect to Warrant number 33147, issued September 18, 2018, and amended March 6, 2019, allowing Holder to purchase of 1,734,375 shares of Issuer’s common stock at $0.20 per share, originally expiring September 19, 2023, Issuer agrees to extend the Termination Date, as that term is defined in the warrant, to September 18, 2025.

b.    With respect to Warrant number 33339, issued August 12, 2019, allowing Holder to purchase of 2,095,588 shares of Issuer’s common stock at $0.25 per share, originally expiring August 12, 2024, Issuer agrees to extend the Termination Date, as that term is defined in the warrant, to August 12, 2025.

6.    Miscellaneous.

(a)    Entire Agreement. The Amendment embodies the entire understanding between the parties hereto with respect to its subject matter and can be changed only by an instrument in writing signed by the parties hereto.

(b)    Counterparts. This Amendment may be executed in one or more counterparts, including the transmission of counterparts by facsimile or electronic mail, each of which shall be deemed an original but all of which, taken together, shall constitute one in the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Promissory Note dated September 19, 2018 as of the day and year first-above written.

/s/Dennis P. Calvert	/s/Robert E. Boyer

Dennis P. Calvert	Robert E. Boyer
BioLargo, Inc.	Vernal Bay Investments, LLC
Chief Executive Officer	Member
Date signed: August 10, 2020	Date signed: August 10, 2020